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                                                                     EXHIBIT 5.1

                 [Morris, Nichols, Arsht & Tunnell Letterhead]


                                MARCH 26, 1997


Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC 20016

Ladies and Gentlemen:

        You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the "Public Offering") by Life Financial
                                          ------ --------
Corp., a Delaware corporation (the "Company"), of up to 2,500,000 shares of its common stock, par value $.01 per share ("Common Stock"), (2,875,000 shares in
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the event that the underwriters' over-allotment option is exercised) in an initial public offering, and in connection with the issuance (the "Exchange
                                                                   --------
Share Offering") of 3,211,716 shares of Common Stock in conjunction with the
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reorganization of Life Savings Bank, Federal Savings Bank (the "Bank") as a
                                                                ----
result of which (i) the Bank will become a wholly-owned subsidiary of the Company (ii) each outstanding share of the Bank's common stock will be converted into the right to receive three shares of Common Stock (the "Reorganization").
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The Public Offering and the Exchange Share Offering are herein referred to as the "Offerings".
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Muldoon, Murphy & Faucette
MARCH 26, 1997
Page 2

        In connection with your request for our opinion, you have provided to us, and we have reviewed, the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), its by-laws, the Registration Statement
      ----------------------------
filed with the Securities and Exchange Commission in connection with the Offerings (the "Registration Statement"), including the prospectus constituting
                ----------------------
a part thereof (the "Prospectus"), a consent of the sole incorporator of the
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Company, resolutions of the Board of Directors of the Company (the "Board")
                                                                    -----
concerning, inter alia, the organization of the Company, the Public Offering,
            ----- ----
the Exchange Share Offering and the issuance of shares of Common Stock in the Offerings and the designation of a Pricing Committee of the Board (the "Pricing
                                                                        -------
Committee"), the Amended Agreement and Plan of Reorganization dated as of
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January 16, 1997 (the "Plan of Reorganization") between the Company, the Bank
                       ----------------------
and Life Interim Savings Bank, an interim federal savings bank ("Interim"),
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a consent of the Company as the sole stockholder of Interim approving the
Reorganization and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also obtained a certificate of the Delaware Secretary of State as to the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Incorporation.

        We have assumed for purposes of this opinion the approval of the Reorganization by the board of directors and stockholders of
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Muldoon, Murphy & Faucette
March 26, 1997
Page 3


the Bank and that all actions necessary to effect the Reorganization under applicable federal law have been taken.

     We call your attention to the fact that the opinions expressed herein are limited in all respects to matters of Delaware corporate law. We express no opinion concerning the requirements of any other law, rule or regulation, state or federal, applicable to the Bank, the Company, the Offerings, or the Reorganization, including, without limitation, those applicable to federally chartered savings banks or their holding companies.

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware, with the corporate power and authority to own its property and conduct its business as now conducted as described in the Prospectus.

     2. Upon the due adoption by the Pricing Committee or the Board of a resolution fixing the number of shares of Common Stock to be sold in the Public Offering, the Common Stock to be issued in the Public Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee or the Board, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly

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Muldoon, Murphy & Faucette
March 26, 1997
Page 4


issued, fully paid and nonassessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Delaware law or by the Certificate of Incorporation.

     3. Upon the completion of the actions provided for in Article V of the Plan of Reorganization, the Common Stock to be issued in the Exchange Share Offering will be duly authorized and, when such shares are issued in accordance with the Plan of Reorganization, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Delaware law or by the Certificate of Incorporation.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4
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Muldoon, Murphy & Faucette
March 26, 1997
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of Article FOURTH, to the extent that provision obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions.

     (b) Article NINTH of the Certificate of Incorporation, which purports to permit the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

                                            Very truly yours,

                                            /s/ MORRIS, NICHOLS, ARSHT & TUNNELL